PRESS RELEASE
Contact Whitestone REIT:
Anne Gregory, Vice President Marketing & Investor Relations
(713) 435 2221 ir@whitestonereit.com

Whitestone REIT Announces Fourth Quarter Dividend

Houston, Texas, August 8, 2011 -The Board of Trustees of Whitestone REIT (NYSE-AMEX: WSR - “Whitestone”), a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods, announced today that it authorized its quarterly cash dividend of $0.285 per Class A and Class B common share and Operating Partnership (“OP”) unit. The dividend is unchanged from the previous five quarters.

Whitestone declares quarterly distributions to holders of its common shares and OP units, which are payable monthly in three installments of $0.095 per Class A and Class B common share and OP unit. The record and payment dates for the fourth quarter 2011 period are shown in the following table:

Month	Record Date	Payment Date
October	10/1/2011	10/7/2011
November	11/1/2011	11/8/2011
December	12/1/2011	12/8/2011

About Whitestone REIT
Whitestone REIT is a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods.  Whitestone focuses on value-creation in its Centers, as it markets, leases and manages its Centers to match tenants with the shared needs of surrounding neighborhoods.  Operations are structured for providing cost-effective service to local service-oriented smaller space tenants (less than 3,000 square feet). Whitestone has a diversified tenant base concentrated on service offerings such as medical, education, and casual dining. The largest of its over 800 tenants comprises less than 2% of its rental revenues. Headquartered in Houston, Texas and founded in 1998, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois. For additional information about the Company, please visit www.whitestonereit.com. The investor section of the Company's website has links to SEC filings, news releases, financial reports and investor newsletters.

Forward-Looking Statements
Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.